NEWS RELEASE

TSX: CLG; AMEX: CLG

Suite 950 – 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C. Canada V7X 1M4

Tel: 604.608.2557   Fax: 604.608.2559   www.cumberlandresources.com

News Release 05-17

November 28, 2005

Cumberland Intersects More High Grades at Meadowbank Gold Project and Initiates Resource Estimate for Cannu Discovery

CUMBERLAND RESOURCES LTD. (TSX: CLG; AMEX: CLG) is pleased to report that final drill results from the Phase III 2005 drill program have returned additional high grade, near surface gold mineralization from the new Cannu zone at the Company’s 100% owned Meadowbank gold project, Nunavut.  The Cannu zone, discovered during Phase II drilling and further evaluated in the expanded Phase III program, increases the potential for open pit expansion at Meadowbank.

“The Cannu discovery has returned tremendous drill results across the full 350 metre strike length tested in the Phase II and III drill campaigns,” commented Kerry Curtis, President and CEO of Cumberland.  “The shallow depths, high grades and proximity to the Portage open pit reserves offer a significant addition to Meadowbank’s current 2.8 million ounce gold reserve1.  We are planning a substantial drill campaign for early 2006 to delineate Cannu’s full potential and prepare it for reserve status.  Cumberland will now focus on estimating an inferred resource for the Cannu zone, which should be completed in early 2006.”

Selected Highlights From Cannu Phase III and II 2005 Drill Holes

Hole Number	Grade (g/t Au/m width)	Depth (m below surface)
NP05-596	5.20 / 3.60	59
NP05-597	9.62 / 7.62	31
NP05-598	10.37 / 14.83	21
NP05-601	5.90 / 3.09	52
NP05-603	5.71 / 7.29	50
NP05-604	9.70 / 3.54	40
NP05-605	11.21 / 3.62 5.06 / 6.35	56 75
NP05-606	11.23 / 9.04	30
*NP05-571	7.06 / 7.44	28
*NP05-575	21.36 / 1.75	72
*NP05-576	4.14 / 5.47 16.44 / 2.87	21 30
*NP05-577	6.66 / 3.50 7.27 / 6.23 4.73 / 5.55	6 32 40
*NP05-584	7.33 / 6.05	25
*NP05-588	9.49 / 3.12	94
*NP05-591	31.81 / 4.10	20
*NP05-593	7.28 / 5.28	5

*Denotes previously released Phase II drill holes.

2005 Drilling Indicates Continuous Zone of Mineralization Linking Cannu Zone and Proposed Open Pit

A zone of high grade, near surface gold mineralization, the Cannu zone, was discovered during the Phase II drill program at Meadowbank.  The Cannu zone is located approximately 350 metres north of the proposed Portage open pit (reserves of 1.5 million ounces1), the largest of the three proposed open pits at Meadowbank.  Follow up drilling completed during the Phase II and expanded Phase III drill programs appears to indicate the continuous nature of the Cannu zone mineralization along a 350 metre strike length.  The Cannu zone seems to represent the northern extension of mineralization encountered in the proposed Portage open pit.

Mineralization at the Cannu zone is hosted in a shallow, bowl-shaped fold structure that hosts gold mineralization in both the east and west limbs of the fold.  Mineralization hosted in the east limb of the fold appears to represent an extension of the Portage gold bearing zones, while mineralization hosted in the west limb represents a gold bearing target which was not previously recognized and may provide an opportunity for further resource expansion in the future. The Cannu zone mineralization is hosted in the same rock package that host the gold reserves in the Portage and Goose Island deposits to the south.

Focus on Resource and Reserve Growth at Cannu Zone

In 2005, a total of 30 holes were completed at the Cannu zone (Phase II and III programs).  Results from the 2005 drill program are being compiled and will be incorporated into an inferred resource estimate for Cannu, which should be completed in early 2006.  Prior to the 2005 drilling, Meadowbank gold resources contained an estimated 3.3 million ounces of measured and indicated resources2 and 0.5 million ounces of inferred resources2.

Cumberland is planning a major drilling initiative for the spring of 2006 focused on bringing the Cannu mineralization to the reserve category.  The drill program at Cannu will focus on infill drilling along the east limb of mineralization as well as drilling to test the expansion potential of the mineralization encountered in the west limb.  Drilling in 2006 will also further evaluate the potential to the south of the Goose Island deposit.

Financial Adviser Arranging Financing Alternatives and Terms

SG Corporate & Investment Banking (“SG CIB”)’s Mining Finance team (a division of Société Générale Group), acting as exclusive financial adviser in connection with debt financing of Meadowbank, is arranging for a syndicate of financial institutions as prospective underwriters and arrangers of the debt financing.  As part of its mandate, SG CIB has appointed an independent engineer, SRK Consulting Engineers and Scientists, to perform a technical audit on behalf of potential lenders with respect to the feasibility study3 completed for Cumberland by AMEC Americas Ltd. in February 2005.  Cumberland expects SG CIB to complete its mandate in early 2006.

Meadowbank Gold Project

The Meadowbank project is host to Canada’s largest pure gold open pit reserves with gold reserves estimated at 2.8 million ounces1.  Cumberland is advancing the Meadowbank project towards open pit production of 315,000 ounces of gold per year over an 8.3 year mine life with an estimated total cash cost of US$224 per ounce based on a feasibility study3 completed in February 2005.  Final permitting is underway and operations from three, shallow open pits are planned to commence in mid-2008 provided the permitting process is completed in early 2006.

Meadowbank Gold Project Production Profile3

Open Pit Mineral Reserves (Proven and Probable)	2,768,000 ounces[1]
Mine Throughput	2.73 Mtpa
Mine Life	8.3 years
Average Annual Production Rate Years 1 to 4 Life of Mine	375,000 ounces 315,000 ounces
Total Cash Cost per Oz. Years 1 to 4 Life of Mine	US$199 US$224

Meadowbank Open Pit Gold Reserves – Q1/20051

Pit	Category	Tonnes	Grade (g/t)	Ounces
Portage
	Proven	1,253,000	5.19	209,100
	Probable	9,927,000	4.15	1,324,500
Goose
	Probable	2,247,000	5.09	367,700
Vault
	Proven	53,000	3.31	5,600
	Probable	8,416,000	3.18	860,400
Total		21,896,000	3.93	2,768,000

Note:  95% mining recovery and contact dilution applied.

Cumberland is a well financed mineral exploration and development company.  The Company has completed a feasibility study on the Meadowbank gold project (100% interest) in Nunavut and is advancing the project towards production.  The Company also holds a 22% carried to production interest in the Meliadine West gold project and a 50% interest in the Meliadine East gold project, both located in Nunavut. The shares of Cumberland are traded on the Toronto Stock Exchange and the American Stock Exchange under the symbol CLG.

CUMBERLAND RESOURCES LTD.

”Kerry M. Curtis, B.Sc., Geo.”
President and CEO

For further information contact:  Kerry Curtis, President and CEO or Joyce Musial, Manager, Investor Relations

Qualified Person - Gordon I. Davidson, P.Geol., is Exploration Manager, Canada, for Cumberland Resources Ltd. and is the designated Q.P. for the Meadowbank Project.  Mr. Davidson has supervised drill hole planning, implementation and quality control/quality assurance programs at the Meadowbank Project since 2002.  Drill core analysis is performed on split core with standard fire assay procedures and AA finish.  QA/QC programs employ random insertion of four internal standards, field duplicates and blank samples. Gravimetric analysis is performed on any sample yielding greater than 1 g/t gold in fire assay. Primary assaying is performed by IPL Laboratories, of Vancouver.  ACME Analytical Laboratories of Vancouver provides external reference assaying.  True thickness of intersections ranges from 95-100% of intersected widths.

Forward Looking Statements and Risks - This News Release contains “forward-looking statements”, including, but not limited to, statements regarding our expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates. Forward-looking statements express, as at the date of this report, our plans, estimates, forecasts, projections, expectations or beliefs as to future events or results. We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in our AIF filed with the Securities Commissions of the Provinces of British Columbia, Alberta, Ontario, Quebec and Nova Scotia and the Toronto Stock Exchange and in our 20F filed with the United States Securities and Exchange Commission (the “SEC”).

Cautionary Note to U.S. Investors - The SEC permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release such as “mineral resources” and “inferred resources” that the SEC guidelines strictly prohibit us from including in our Form 20-F available from us at Suite 950 – 505 Burrard Street, Vancouver, B.C.  V7X 1M4. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

Cautionary Note to U.S. Investors concerning estimates of Indicated Resources – This news release uses the term “indicated” resources. We advise US Investors that while that term is recognized and required by Canadian regulations, the SEC does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into mineral reserves.

Cautionary Note to U.S. Investors concerning estimates of Inferred Resources – This news release uses the term “inferred” resources. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic feasibility. It cannot be assumed that all or any part of an Inferred Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves - The estimates of mineral reserves described in this News Release have been prepared in accordance with Canadian National Instrument 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7.  Accordingly, the Company’s disclosure of mineral reserves in this News Release may not be comparable to information from U.S. companies subject to the SEC’s reporting and disclosure requirements.

1 Meadowbank Gold Reserves (First Quarter 2005) - The open pit mining reserves have been prepared in accordance with NI 43-101. Mr. Mark Pearson, P.Eng, Principal Mining Engineer with AMEC Americas Limited is the independent Qualified Person responsible for preparation of stated reserves.

2 Meadowbank Gold Resources (First Quarter 2005) - The resource estimates were prepared in conformance with the requirements set out in NI 43-101 under the direction of Mr. Steven J. Blower, P. Geo., of AMEC Americas Limited, who is an independent Qualified Person as defined by NI 43-101.

3 Meadowbank Feasibility Study (First Quarter 2005) – The feasibility study incorporates improvements to the mine model as a result of a re-design completed in 2004 by the Company and the study manager, AMEC Americas Ltd. (“AMEC”). The results from the Study are summarized in a Technical Report, dated March 31, 2005, prepared by AMEC in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101. Construction scheduling and capital cost estimation has been prepared by Merit International Consultants Inc. (“Merit”). Metallurgical and process test work was completed by SGS Lakefield Research Ltd.  Process design was completed by International Metallurgical and Environmental Inc. and AMEC. Supporting geotechnical engineering, hydrogeological and geochemical studies were completed by Golder Associates Ltd. (“Golder”). The Study has been prepared in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101 (“NI 43-101”).  Assumptions include a long term gold price of US$400/oz. and an exchange rate of US$0.75 per Cdn$1.00.

2005 PHASE III DIAMOND DRILLING: Cannu Zone Composites
HOLE - ID	LOCATION		FROM	TO	GRADE	WIDTH
	Northing	Easting	(m)	(m)	Au (g/t)	(m)
NP05-595	1700N	760W	12.50	16.20	2.53	3.70
NP05-596	1700N	714W	75.20	78.80	5.20	3.60
		Incl.	78.28	78.80	11.05	0.52
			98.80	99.30	61.00	0.50
NP05-597	1700N	713W	27.86	35.48	9.62	7.62
		Incl.	28.83	31.00	21.96	2.17
			50.00	51.00	14.50	1.00
NP05-598	1700N	700W	16.42	31.25	10.37	14.83
		Incl.	20.98	22.92	51.54	1.94
NP05-599	1750N	764W	52.50	54.20	2.23	1.70
NP05-600	1750N	765W	14.89	15.80	8.96	0.91
NP05-601	1650N	736W	62.11	65.20	5.90	3.09
		Incl.	63.17	64.27	11.52	1.10
			132.58	139.62	2.57	7.04
NP05-602	1650N	737W	20.66	23.00	1.06	2.34
			66.96	67.71	10.54	0.75
NP05-603	1650N	764W	26.00	28.38	4.05	2.38
			50.43	57.72	5.71	7.29
		Incl.	56.95	57.72	35.30	0.77
NP05-604	1625N	692W	45.47	49.01	9.70	3.54
		Incl.	45.47	46.44	31.20	0.97
NP05-605	1600N	710W	65.86	69.48	11.21	3.62
		Incl.	67.20	68.30	28.90	1.10
			87.00	93.35	5.06	6.35
		Incl.	87.50	88.65	11.72	1.15
NP05-606	1550N	650W	30.21	39.25	11.23	9.04
		Incl.	32.00	36.56	18.74	4.56

2005 PHASE II DIAMOND DRILLING: Cannu Zone Composites

HOLE - ID	LOCATION		FROM	TO	GRADE	WIDTH
	Northing	Easting	(m)	(m)	Au (g/t)	(m)
*NP05-571	1650N	675W	28.33	35.77	7.06	7.44
*NP05-572	1650N	800W	7.07	9.15	2.95	2.08
			26.25	27.83	3.65	1.58
			46.62	48.46	2.41	1.84
*NP05-573	1675N	668W	4.25	9.20	2.65	4.95
*NP05-574	1675N	692W	31.00	35.00	2.07	4.00
*NP05-575	1650N	725W	83.05	84.80	21.36	1.75
*NP05-576	1700N	743W	24.18	29.65	4.14	5.47
			36.78	39.65	16.44	2.87
			45.55	47.90	2.07	2.35
*NP05-577	1700N	705W	4.80	8.30	6.66	3.50
			34.27	40.50	7.27	6.23
			42.75	48.30	4.73	5.55
			60.35	62.12	7.54	1.77
			90.55	92.00	9.14	1.45
*NP05-584	1625N	667W	3.40	8.53	2.14	5.13
			30.05	36.10	7.33	6.05
		incl	30.05	30.65	29.00	0.60
*NP05-585	1750N	724W	14.97	17.47	2.17	2.50
			22.94	24.07	15.59	1.13
*NP05-586	1500N	550W	31.43	38.00	1.28	6.57
*NP05-587	1750N	720W	23.53	25.35	3.73	1.82
		incl	23.83	24.52	6.10	0.69
*NP05-588	1500N	651W	53.10	59.50	3.27	6.40
			107.20	110.32	9.49	3.12
		incl	109.54	110.32	32.00	0.78
*NP05-589	1625N	722W	119.03	122.89	6.87	3.86
*NP05-590	1725N	734W			NSV
*NP05-591	1725N	735W	23.10	27.20	31.81	4.10
		incl	24.48	25.40	110.25	0.92
*NP05-592	1600N	680W			NSV
*NP05-593	1600N	644W	4.22	9.50	7.28	5.28
			16.32	19.32	3.04	3.00
*NP05-594	1550N	675W	53.27	58.38	2.51	5.11
* Denotes previously released holes.

News Release 05-17

CUMBERLAND
RESOURCES LTD.
2005 Cannu Zone
Drilling Plan Map
Legend
Quartzite
Ultramafic
Iron Formation/Volcaniclastics
Volcaniclastics; Sericite > Chlorite
Drilling (g/t Au/metres)
Phase III 2005
Phase II 2005 (previously released)
Pre-2005 DDH
800 W
700 W
600 W
1800 N
1700 N
1600 N
1500 N
IVSC
IF/IV
UM
QTZT
NP05-585: 2.17/2.50
NP05-599: 2.23/1.70
NP05-587: 3.73/1.82
NP05-600: 8.96/0.91
NP05-597: 9.62/7.62
NP05-590: NSV
NP05-591: 31.81/4.10
NP05-577: 7.27/6.23
4.73/5.55
NP05-576: 4.14/5.47
16.44/2.87
NP05-598: 10.37/14.83
NP05-595: 2.53/3.70
NP05-573: 2.65/4.95
NP05-596: 5.20/3.60
NP05-603: 4.05/2.38
5.71/7.29
NP05-574: 2.07/4.00
NP05-571: 7.06/7.44
NP05-572: 2.95/2.08
NP05-575: 21.36/1.75
NP05-584: 7.33/6.05
NP05-602: 1.06/2.34
NP05-593: 7.28/5.28
NP05-604: 9.70/3.54
NP05-601: 5.90/3.09
2.57/7.04
NP05-589: 6.87/3.86
NP05-606: 11.23/9.04
NP05-605: 11.21/3.62
5.06/6.35
NP05-592: NSV
NP05-586: 1.28/6.57
NP05-594: 2.51/5.11
NP05-588: 3.27/6.40
9.49/3.12
Current Northern Limit
Proposed Portage Open Pit
(1.53M oz Reserve)
Second Portage Lake
0
50
100
metres

News Release 05-17

CUMBERLAND
RESOURCES LTD.

Cannu Zone – Extension of Mineralization from Proposed Portage Open Pit

2005 Proposed Open Pit Mine Plan – Full Development

Surface Trace of
Cannu Mineralization
Cannu Zone
350 metres
Airstrip
Portage Pit
1.8 km long
1,534,000 oz
Reserve
Mill Site
Goose Island Pit
368,000 oz Reserve